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CORPORATE OFFICE PROPERTIES TRUST AND SUBSIDIARIES                  EXHIBIT 99.3
RATIO OF EARNINGS TO FIXED CHARGES

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
                                         For the Six
                                         Months Ended               For the Year Ended December 31,
                                          June 30,      -------------------------------------------------------
                                           2001           2000         1999        1998       1997       1996
                                        ----------      --------     --------    --------    -------    -------
 Net Income                                8,807         15,134       15,083       4,696       (967)       293

Add:
  Minority interest -- common units        3,426          6,348        3,457       1,171         65         --
  Combined fixed charges & preferred
    share dividends (per below)           22,456         41,767       29,767       16,446     3,639      1,259

Less:
  Capitalized interest (per below)        (1,933)        (3,889)      (1,510)        (77)        --         --
  Preferred Share Dividends included in
    fixed charges                         (2,494)        (3,802)      (2,854)       (327)        --         --
                                        ----------      --------     --------    --------    -------    -------
TOTAL EARNINGS                            30,262         55,558       43,943      21,909      2,737      1,552

COMBINED FIXED CHARGES & PREFERRED
  SHARE DIVIDENDS:

Interest                                  15,956         30,454       21,808      12,207      2,855      1,246
Capitalized interest                       1,933          3,889        1,510          77         --         --
Amortization of deferred issuance cost       929          1,382          975         423         64         13
Preferred Share dividends                  2,494          3,802        2,854         327         --         --
Series C & Initial Preferred Unit
   distributions                           1,144          2,240        2,620       3,412        720         --
                                        ----------      --------     --------    --------    -------    -------
                                          22,456         41,767       29,767      16,446      3,639      1,259

Ratio of earnings to combined fixed
  charges and Preferred Share dividends     1.35           1.33         1.48        1.33       0.75       1.23

Deficiency of earnings                       N/A            N/A          N/A         N/A       (902)(1)    N/A
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(1) During the year ended December 31, 1997, the Company's net income included a non-recurring expense of $1,353 associated with the termination of an advisory agreement.  As a result, earnings were inadequate to cover fixed charges by approximately $902 in the year ended December 31, 1997.